Exhibit 99.1

Callaway Golf Company Announces Fourth Quarter And Full Year 2015 Financial Results With Revenue And Profitability Exceeding The Company's Expectations; And Announces Plans For A New Joint Venture In Japan In Late 2016

- Fourth quarter 2015 net sales of $153 million, a 14% increase compared to fourth quarter 2014 net sales of $135 million; on a constant currency basis, fourth quarter 2015 net sales grew by approximately 19%.

- Fourth quarter 2015 gross margin increased 590 basis points to 33.3% compared to 27.4% for the fourth quarter of 2014; on a constant currency basis, fourth quarter 2015 gross margin increased 800 basis points.

- The Company delivered full year 2015 earnings per share of $0.17 as compared to $0.20 in 2014; on a constant currency basis, full year 2015 earnings per share was $0.62.

- The Company plans to form a joint venture between its Japanese-based subsidiary, Callaway Golf K.K., and its long-term apparel licensee, TSI Groove & Sports Co, Ltd.

CARLSBAD, Calif., Feb. 4, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its fourth quarter and full year 2015 financial results and provided its full year financial outlook for 2016.

For the fourth quarter of 2015, despite significant headwinds from unfavorable changes in foreign currency exchange rates, the Company improved both its net sales and gross profit. Specifically, on the strength of the Company's 2015 product line-up and its increased market share, the Company achieved fourth quarter net sales growth of 14% compared to fourth quarter 2014. On a constant currency basis, the Company grew net sales by 19%. The Company's gross margin improved by 590 basis points to 33.3%, resulting in a $14 million (or 38%) increase in gross profit for the fourth quarter of 2015 compared to the fourth quarter of 2014. On a constant currency basis, gross margin improved by 800 basis points and gross profit increased by $20 million (or 53%) over the same period in the prior year. Fourth quarter 2015 loss per share improved to $0.33, compared to $0.54 for the fourth quarter of 2014, due to the increased sales and gross margin.

In 2015, the Company continued to gain market share and drive improved operational efficiencies. As a result, the Company exceeded both its full year net sales estimate of $835 - $840 million and its full year earnings per share estimate of $0.12 - $0.15, with full year 2015 results of $844 million in net sales and $0.17 in earnings per share.

"Overall, 2015 was a strong year for Callaway Golf," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "We demonstrated our ability to grow market share across multiple product categories, while at the same time realizing operational efficiencies and increasing profitability. One of the highlights for 2015 was regaining a technology leadership position based on our Cup Face technology in golf clubs and the Soft Fast Core technology in golf balls. These groundbreaking technologies and others have contributed to our #1 dollar market share position in the United States in total clubs, and in the irons, fairway woods, hybrids and putters categories."

"As we enter 2016, the Company is on solid footing from multiple perspectives: the balance sheet has been significantly strengthened through the elimination of the convertible debt, our product pipeline is robust and Callaway is once again a leader in the industry," continued Mr. Brewer. "Furthermore, we continue to be encouraged by what we see in the golf industry. Participation in the game has stabilized, PGA Tour viewership and excitement are on the rise, and average selling prices appear to be increasing in key markets. Thanks to our improved market share and brand momentum we feel we are positioned to capitalize on any future improvements in industry conditions or foreign currency exchange rates."

Planned Joint Venture in 2016

The Company also announced today that its Tokyo-based Japanese subsidiary, Callaway Golf K.K., plans to form a joint venture with its long-time licensee, TSI Groove & Sports Co, Ltd., a premier apparel manufacturer in Japan. The planned venture will be named Callaway Apparel K.K. and will include the design, manufacture, retail and distribution of Callaway branded apparel, footwear and headwear in Japan.

"We are delighted to evolve our partnership with TSI Groove & Sports Co, Ltd. in such a significant way through this joint venture," commented Alex Boezeman, President of Asia & Representative Director, Callaway Golf K.K. "Since the partnership began 14 years ago, TSI Groove & Sports has delivered incredible quality and a distinct, fashionable style to Japanese golfers and all those who love the game. We believe that the joint venture will take this to a new level."

Callaway Apparel K.K.'s operations are planned to begin in the second half of 2016. The two companies have been licensing partners since 2002, when TSI Groove & Sports Co, Ltd. launched Callaway Golf's apparel business in the Japanese market. The relationship has flourished since that time with seasonal apparel lines that have generated considerable attention in the market, especially through Callaway staff professional and golf icon Ryo Ishikawa. Ishikawa is widely regarded as one of the most fashionable athletes in professional golf.

"Callaway has been a tremendous partner over the years," commented Manabu Senza, President, TSI Groove & Sports Co, Ltd. "Through this evolution of our partnership – this exciting joint venture – we are thrilled to develop a new business that will bring creativity and style under the innovative Callaway brand."

The completion of the planned joint venture is subject to the negotiation of definitive agreements and closing conditions and no assurance can be provided that it will close on the terms or timing described in this release or at all.

GAAP and Constant Currency Results

In addition to the Company's results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also provided additional information concerning its results on a non-GAAP basis. This non-GAAP information presents the Company's financial results on a constant currency basis. The manner in which this constant currency information is derived is discussed in more detail toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Fourth Quarter 2015 Financial Results

For the fourth quarter of 2015, the Company announced the following GAAP and constant currency financial results, as compared to the same period in 2014 (in millions, except eps):

GAAP RESULTS				NON-GAAP INFORMATION
	2015 GAAP	2014 GAAP	Change	2015 Constant Currency	2014 GAAP	Change
Net Sales	$153	$135	$18	$160	$135	$25
Gross Profit/ % of Sales	$51 33.3%	$37 27.4%	$14 590 b.p.	$57 35.4%	$37 27.4%	$20 800 b.p.
Operating Expenses	$80	$76	$4	$82	$76	$6
Pre-Tax Income (loss)	($30)	($40)	$10	($27)	($40)	$13
EPS	($0.33)	($0.54)	$0.21	($0.29)	($0.54)	$0.25

The Company's $153 million in net sales for the fourth quarter of 2015 increased 14% versus the fourth quarter last year despite unfavorable changes in foreign currency exchange rates and softer market conditions in Asia. Unfavorable changes in foreign currency exchange rates negatively impacted 2015 fourth quarter net sales by $7 million. On a constant currency basis, net sales for the fourth quarter of 2015 grew by approximately 19% compared to the fourth quarter of 2014.

The Company's loss per share for the fourth quarter of 2015 improved to $0.33 compared to $0.54 for the same period in 2014. The Company was able to significantly improve its gross profit as a result of a 590 basis point improvement in gross margin due to more favorable product pricing, less closeouts, less promotional activity as well as improved operational efficiencies. On a constant currency basis, the Company's loss per share would have been $0.29. Compared to 2014, the Company's loss per share for the fourth quarter of 2015 was also affected by an increase of 5 million common equivalent shares in the earnings per share calculation as a result of the Company's convertible debt transactions.

Summary of Full Year 2015 Financial Results

For the full year 2015, the Company announced the following GAAP and constant currency financial results, as compared to the same period in 2014 (in millions, except eps):

GAAP RESULTS				NON-GAAP INFORMATION
	2015 GAAP	2014 GAAP	Change	2015 Constant Currency	2014 GAAP	Change
Net Sales	$844	$887	($43)	$897	$887	$10
Gross Profit/ % of Sales	$358 42.4%	$358 40.4%	$0 200 b.p.	$408 45.5%	$358 40.4%	$50 510 b.p.
Operating Expenses	$331	$327	$4	$342	$327	$15
Pre-Tax Income	$20	$22	($2)	$58	$22	$36
EPS	$0.17	$0.20	($0.03)	$0.62	$0.20	$0.42

For the full year 2015, the Company's net sales decreased 5% (or increased 1% on a constant currency basis), compared to the same period in 2014. The constant currency sales growth was tempered by a strategic decision on launch timing, which negatively impacted revenues in the first quarter of 2015, and softer than expected market conditions in Asia.

The Company's earnings per share for full year 2015 decreased $0.03 compared to 2014 due to unfavorable changes in foreign currency exchange rates, which adversely affected 2015 full year earnings per share by $0.45. On a constant currency basis, the Company's full year earnings per share increased 210% to $0.62 due to a 510 basis point constant currency improvement in gross margin driven by increased pricing, fewer closeouts, a lower promotional environment and increased operational efficiencies.

Business Outlook for 2016

The Company is providing its full year estimates for 2016. The planned joint venture in Japan is expected to have only a minimal impact on net sales and gross margin in 2016, as it is not expected to be completed until sometime in the second half of the year. However, it will have an impact on operating expenses as the formation and integration activities will occur throughout 2016. The Company's best estimate of the impact of the joint venture is included in the guidance below.

Given the significant negative effects that foreign currencies are expected to have on the Company's GAAP results in 2016, the Company has provided guidance on both a GAAP and constant currency basis. The GAAP guidance is generally based upon a blend of current foreign currency exchange rates and the exchange rates at which the Company entered into hedging transactions. The manner in which the constant currency information is derived is discussed in more detail toward the end of this release. Future changes in the applicable foreign currency exchange rates will affect the Company's GAAP guidance.

Full Year 2016

The Company currently estimates the following full year results for 2016:

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Net Sales	$845 - $870 million	$857 - $882 million	$844 million

Constant currency growth of 1.5 - 4.5% is expected to be driven by continued success in the market and assumes overall global market conditions of +/– 2% in 2016. The GAAP net sales estimate includes approximately $12 million of anticipated negative foreign currency impact using the spot rates as of January 19, 2016. If the U.S. Dollar were to strengthen during the balance of the year, the Company's GAAP sales estimates would be adversely affected.

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Gross Margins	43.5%	44.0%	42.4%

The Company estimates that its 2016 gross profit as a percent of sales will improve approximately 160 basis points from last year on a constant currency basis. This increase is expected to be driven by higher pricing, a lower mix of closeout products as well as continued operational improvements.

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Operating Expenses	$345 million	$349 million	$331 million

The Company estimates that its 2016 operating expenses on a constant currency basis will increase versus 2015 due to cost of living and inflationary increases along with investment related to the joint venture, other new investment activities, and normally occurring expenses that did not occur in 2015.

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Pre-Tax Income	$20 - $30 million	$26 - $36 million	$20 million

The Company estimates that its 2016 pre-tax income will increase due to improved gross margins and higher sales.

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Earnings Per Share	$0.15 - $0.25	$0.22 - $0.32	$0.17

The Company estimates that its fully diluted earnings per share on a constant currency basis will increase $0.05 - $0.15 from 2015. The Company's 2016 earnings per share estimates assume a base of 95 million shares as compared to 85 million shares in 2015. The increased share count in 2016 is primarily the result of the elimination of the Company's convertible debt. This estimate also includes taxes of approximately $6 million.

First Quarter 2016

The Company currently estimates the following results for the first quarter of 2016:

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Net Sales	$270 - $280 million	$275 - $285 million	$284 million

Constant currency net sales of flat to slightly negative is primarily due to a change in product launch timing and lower retail inventory levels, partially offset by continuing share gains versus last year. The GAAP net sales estimate includes approximately $5 million of anticipated negative foreign currency impact using the spot rates as of January 19, 2016. If the U.S. Dollar were to strengthen during the balance of the quarter, the Company's GAAP sales estimates would be adversely affected.

	2016 GAAP Estimate	2016 Constant Currency Estimate	2015 Actual
Earnings Per Share	$0.33 - $0.39	$0.36 - $0.42	$0.39

The Company's 2016 first quarter earnings per share estimates assume approximately 94 million shares as compared to a similar share count in 2015. The estimate also includes taxes of approximately $2 million.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PST today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PST on Thursday, February 11, 2016. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. This calculation also excludes foreign currency net gains and losses recognized in other income/expense from the translation of transactions denominated in foreign currencies and foreign currency gains and losses recognized from the Company's hedging contracts. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

EBITDA. The Company provides information about its results excluding interest, taxes, and depreciation and amortization expenses.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2016 sales, gross margins, operating expenses, pre-tax income, taxes, and earnings per share (or related share count), the expected terms and timing of the Company's planned joint venture in Japan, as well as the Company's recovery, momentum, success of future products, market share gains, and ability to maximize current conditions or to leverage and capitalize on improved industry or macroeconomic conditions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; the negotiation and completion of final terms for the planned joint venture in Japan, consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Robert Julian
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In thousands)

	December 31, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$49,801	$37,635
Accounts receivable, net	115,607	109,848
Inventories	208,883	207,229
Other current assets	17,196	29,321
Total current assets	391,487	384,033

Property, plant and equipment, net	55,808	58,093
Intangible assets, net	115,282	116,654
Investment in golf-related ventures	53,315	50,677
Other assets	15,332	15,354
Total assets	$631,224	$624,811

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$122,620	$123,251
Accrued employee compensation and benefits	33,518	37,386
Asset-based credit facilities	14,969	15,235
Accrued warranty expense	5,706	5,607
Income tax liability	1,823	2,623
Deferred taxes, net	—	26
Total current liabilities	178,636	184,128

Long-term liabilities	39,643	149,149
Total shareholders' equity	412,945	291,534
Total liabilities and shareholders' equity	$631,224	$624,811

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Quarter Ended December 31,
	2015	2014
Net sales	$153,331	$134,606
Cost of sales	102,263	97,690
Gross profit	51,068	36,916
Operating expenses:
Selling	50,235	49,445
General and administrative	21,160	18,203
Research and development	9,021	8,382
Total operating expenses	80,416	76,030
Loss from operations	(29,348)	(39,114)
Other expense, net	(611)	(445)
Loss before income taxes	(29,959)	(39,559)
Income tax provision	493	1,980
Net loss	$(30,452)	$(41,539)

Loss per common share:
Basic	$(0.33)	$(0.54)
Diluted	$(0.33)	$(0.54)
Weighted-average common shares outstanding:
Basic	92,272	77,582
Diluted	92,272	77,582

	Year Ended December 31,
	2015	2014
Net sales	$843,794	$886,945
Cost of sales	486,161	529,019
Gross profit	357,633	357,926
Operating expenses:
Selling	228,910	234,231
General and administrative	68,567	61,662
Research and development	33,213	31,285
Total operating expenses	330,690	327,178
Income from operations	26,943	30,748
Other expense, net	(6,880)	(9,109)
Income before income taxes	20,063	21,639
Income tax provision	5,495	5,631
Net income	$14,568	$16,008

Earnings per common share:
Basic	$0.18	$0.21
Diluted	$0.17	$0.20
Weighted-average common shares outstanding:
Basic	83,116	77,559
Diluted	84,611	78,385

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$14,568	$16,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,379	21,236
Deferred taxes, net	128	604
Share-based compensation	7,542	5,740
Gain on disposal of long-lived assets and deferred gain amortization	(1,006)	(1,331)
Debt discount amortization on convertible notes	531	739
Changes in assets and liabilities	(8,561)	(6,116)
Net cash provided by operating activities	30,581	36,880

Cash flows from investing activities:
Capital expenditures	(14,369)	(10,753)
Note receivable	(3,104)	—
Proceeds from sale of property, plant and equipment	2	458
Investment in golf-related ventures	(940)	(14,771)
Net cash used in investing activities	(18,411)	(25,066)

Cash flows from financing activities:
Repayment of asset-based credit facilities, net	(266)	(10,425)
Exercise of stock options	6,565	2,291
Dividends paid	(3,391)	(3,105)
Acquisition of treasury stock	(1,960)	(1,006)
Credit facility amendment costs	—	(608)
Other financing activities	—	(33)
Net cash provided by (used in) financing activities	948	(12,886)

Effect of exchange rate changes on cash and cash equivalents	(952)	1,914
Net increase in cash and cash equivalents	12,166	842
Cash and cash equivalents at beginning of period	37,635	36,793
Cash and cash equivalents at end of period	$49,801	$37,635

CALLAWAY GOLF COMPANY Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Quarter Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(1)	Year Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(1)
	2015	2014	Dollars	Percent	Percent	2015	2014	Dollars	Percent	Percent
Net sales:
Woods	$34,915	$36,594	$(1,679)	(5)%	1%	$222,193	$269,468	$(47,275)	(18)%	(12)%
Irons	42,250	38,327	3,923	10%	15%	205,522	200,174	5,348	3%	9%
Putters	13,707	9,021	4,686	52%	59%	86,293	81,161	5,132	6%	14%
Gear/Accessories/Other	32,483	30,193	2,290	8%	12%	186,641	199,153	(12,512)	(6)%	—%
Golf balls	29,976	20,471	9,505	46%	51%	143,145	136,989	6,156	4%	10%
	$153,331	$134,606	$18,725	14%	19%	$843,794	$886,945	$(43,151)	(5)%	1%

(1) Calculated by applying 2014 exchange rates to 2015 reported sales in regions outside the U.S.

	Net Sales by Region					Net Sales by Region
	Quarter Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(1)	Year Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(1)
	2015	2014	Dollars	Percent	Percent	2015	2014	Dollars	Percent	Percent
Net Sales
United States	$68,897	$50,026	$18,871	38%	38%	$446,474	$421,773	$24,701	6%	6%
Europe	21,479	19,352	2,127	11%	20%	125,116	134,401	(9,285)	(7)%	7%
Japan	34,781	38,555	(3,774)	(10)%	(5)%	138,031	166,162	(28,131)	(17)%	(5)%
Rest of Asia	17,975	15,749	2,226	14%	20%	70,315	89,603	(19,288)	(22)%	(17)%
Other foreign countries	10,199	10,924	(725)	(7)%	9%	63,858	75,006	(11,148)	(15)%	(2)%
	$153,331	$134,606	$18,725	14%	19%	$843,794	$886,945	$(43,151)	(5)%	1%

(1) Calculated by applying 2014 exchange rates to 2015 reported sales in regions outside the U.S.

	Operating Segment Information					Operating Segment Information
	Quarter Ended December 31,		Growth			Year Ended December 31,		Growth/(Decline)
	2015	2014	Dollars	Percent		2015	2014	Dollars	Percent
Net Sales
Golf Club	$123,355	$114,135	$9,220	8%		$700,649	$749,956	$(49,307)	(7)%
Golf Ball	29,976	20,471	9,505	46%		143,145	136,989	6,156	4%
	$153,331	$134,606	$18,725	14%		$843,794	$886,945	$(43,151)	(5)%

Income before income taxes:
Golf clubs	$(16,556)	$(27,032)	$10,476	(39)%		$52,999	$50,891	$2,108	4%
Golf balls	165	(2,127)	2,292	(108)%		17,724	15,222	2,502	16%
Reconciling items(1)	(13,568)	(10,400)	(3,168)	30%		(50,660)	(44,474)	(6,186)	14%
	$(29,959)	$(39,559)	$9,600	(24)%		$20,063	$21,639	$(1,576)	(7)%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY Supplemental Financial Information - Non-GAAP Information and Reconciliation (Unaudited) (In thousands, except per share data)

	Quarter Ended December 31,					Year Ended December 31,
	2015	2015	2015(1)	2014		2015	2015	2015(1)	2014
	Callaway Golf	Foreign Currency	Non-GAAP	Callaway Golf		Callaway Golf	Foreign Currency	Non-GAAP	Callaway Golf
	As Reported	Impact	Constant Currency	As Reported		As Reported	Impact	Constant Currency	As Reported
Net sales	$153,331	$6,532	$159,863	$134,606		$843,794	$53,170	$896,964	$886,945
Gross profit	51,068	5,596	56,664	36,916		357,633	50,099	407,732	357,926
% of sales	33.3%	n/a	35.4%	27.4%		42.4%	n/a	45.5%	40.4%
Operating expenses	80,416	1,848	82,264	76,030		330,690	11,001	341,691	327,178
Income (loss) from operations	(29,348)	3,748	(25,600)	(39,114)		26,943	39,098	66,041	30,748
Other income (expense), net	(611)	(338)	(949)	(445)		(6,880)	(1,266)	(8,146)	(9,109)
Income (loss) before income taxes	(29,959)	3,410	(26,549)	(39,559)		20,063	37,832	57,895	21,639
Income tax provision	493	112	605	1,980		5,495	285	5,780	5,631
Net income (loss)	$(30,452)	$3,298	$(27,154)	$(41,539)		$14,568	$37,547	$52,115	$16,008

Diluted earnings (loss) per share:	$(0.33)	$0.04	$(0.29)	$(0.54)		$0.17	$0.45	$0.62	$0.20
Weighted-average shares outstanding:	92,272	92,272	92,272	77,582		84,611	84,611	84,611	78,385

(1) Calculated by applying 2014 exchange rates to 2015 reported results in regions outside the U.S.

EBITDA	2015 Trailing Twelve Month EBITDA					2014 Trailing Twelve Month EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2015	2015	2015	2015	Total	2014	2014	2014	2014	Total
Net income (loss)	$35,819	$12,818	$(3,617)	$(30,452)	$14,568	$55,312	$3,369	$(1,134)	$(41,539)	$16,008
Interest expense, net	2,021	1,936	3,520	868	8,345	2,648	2,612	2,037	1,764	9,061
Income tax provision	1,638	1,817	1,547	493	5,495	1,474	1,873	304	1,980	5,631
Depreciation and amortization expense	4,703	4,454	4,193	4,029	17,379	5,697	5,460	5,222	4,857	21,236
EBITDA	$44,181	$21,025	$5,643	$(25,062)	$45,787	$65,131	$13,314	$6,429	$(32,938)	$51,936

2016 Foreign Exchange Impacts

* 2016 Operating Margins Impact
- EUR 1% Move: $0.5m
- GBP 1% Move: $0.7m
- JPY 1% Move: $1.1m
- KRW 1% Move: $0.4m
- All Other** 1% Move: $0.4m

* Overall Hedged at approximately 75% of our Net Exposure
Hedged Rates
- EUR 1.08
- GBP 1.47
- JPY 118.65
- KRW 1182.38
- CAD 1.38
- AUD 0.71

* Operating Margin Impact can vary depending on the region and the time of year.
** Includes the CAD, AUD, CNY and INR

Logo - http://photos.prnewswire.com/prnh/20091203/CGLOGO